-----------------------------
                                                         OMB APPROVAL
                                                   -----------------------------
                                                    OMB NUMBER:        3235-0104
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5
                                                   -----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   McGuire                           Jeffrey
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Enzon, Inc., 20 Kingsbridge Rd.
--------------------------------------------------------------------------------
                                    (Street)

  Piscataway                            NJ                  08854
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

February 22, 2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Enzon, Inc. (ENZN)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice President-Research and Development
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             402                          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

                                                                          (Over)
                                                                 SEC 1473 (7-97)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                         3. Title and Amount of Securities                 ship
                                                            Underlying Derivative Security                 Form of
                              2. Date Exercisable           (Instr. 4)                                     Derivative
                                 and Expiration Date     --------------------------------- 4. Conver-      Security:
                                 (Month/Day/Year)                               Amount        sion or      Direct      6. Nature of
                              ----------------------                            or            Exercise     (D) or         Indirect
                              Date       Expira-                                Number        Price of     Indirect       Beneficial
1. Title of Derivative        Exer-      tion                                   of            Derivative   (I)            Ownership
   Security (Instr. 4)        cisable    Date            Title                  Shares        Security     (Instr. 5)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option (a)(right to buy) 7/21/1999  7/21/2008      Common Stock           17,400      $6.50             D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/21/2000  7/21/2008      Common Stock           17,400      $6.50             D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/20/2000  7/20/2009      Common Stock            3,400      $22.3125          D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/20/2001  7/20/2009      Common Stock            3,400      $22.3125          D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/20/2002  7/20/2009      Common Stock            3,400      $22.3125          D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/20/2003  7/20/2009      Common Stock            3,400      $22.3125          D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/31/2001  7/31/2010      Common Stock           10,000      $44.75            D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/31/2002  7/31/2010      Common Stock           10,000      $44.75            D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/31/2003  7/31/2010      Common Stock           10,000      $44.75            D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/31/2004  7/31/2010      Common Stock           10,000      $44.75            D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/31/2005  7/31/2010      Common Stock           10,000      $44.75            D

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)(right to buy) 7/31/2007  7/31/2010      Common Stock           50,000      $44.75            D

====================================================================================================================================

Explanation of Responses:

(a) Granted under the Company's Non-Qualified Stock Option Plan and qualified under Rule 16b-3.


/s/ Jeffrey McGuire                                        2/28/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

                                                                          Page 2